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                                                                      EXHIBIT 10
                                August 25, 1997



Via Facsimile Only - (918) 665-2476
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Mr. Gary Young
ADDvantage Media Group
5100 E. Skelly Drive, Suite 1080
Tulsa, Oklahoma 74135

Dear Gary:

     Our mutual goal is to allow the Calculator Program to be evaluated on a strictly business basis, without the specter of litigation or unasserted claims. With this in mind, if ADDvantage approves the following (and faxes back a signed copy), it is my intention to present it to a business person on Monday for their review and approval. Both parties intend this letter agreement to be a binding contract:

(1) The Shopper's Calculator Contract, dated September 1, 1995, as subsequently amended, did not make any provision for the mechanics and time of how and when AMG would remit Wal-Mart's portion of the collected advertising revenues to Wal-Mart. The initial collected advertising revenues were held by AMG on an interim basis and have been delivered to Wal-Mart by a letter dated August 11, 1997, to ms. Peggy Knight. Any additional collected advertising revenues to which Wal-Mart is entitled shall be paid to Wal-Mart in the same manner within the first fifteen days of the calendar month following receipt of such revenues. In the event Wal-Mart receives any direct payments of advertising revenues from vendors, as originally contemplated, Wal-Mart shall promptly remit such funds to AMG in accordance with the specific terms of the Shopper's Calculator Contract.

(2) AMG and Wal-Mart both acknowledge that the parties have deviated in some respects from the term of the Shopper's Calculator Contract and further acknowledge that such deviations shall not form the basis for a claim by either party that the other party has breached the contract. Such deviations include, without limitation, the assumption of sales responsibilities by AMG. All expenses associated with such sales responsibilities past and future shall be borne by AMG, and AMG shall not seek reimbursement for such expenses from Wal-Mart. AMG and Wal-Mart acknowledge that both parties have fully performed their express and implied obligations under the Shopper's Calculator Contract, as amended, as of the date of this letter agreement. AMG and Wal-Mart further acknowledge that they have no present intention to commence litigation against each other or each other's corporate representative, nor is either party aware of any basis to commence any litigation.


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(3)  Through the balance of the "operations phase" of the Agreement, AMG will continue to assume primary responsibility for the sales efforts associated with the Shopper's Calculator program, with the assistance and cooperation of Wal-Mart, consistent with the course of performance between the parties to date. During the subsequent AMG phase, the sales effort is AMG's sole responsibility, with assistance of Wal-Mart as provided by Paragraph 10 of the Shopper's Calculator Contract of September 1, 1995.

(4) AMG shall be entitled to reimbursement from gross advertising revenues received from Wal-Mart vendors for any direct costs associated with the manufacturing of packaged goods advertisements ("Kodak" and similar concepts) to the extent that such advertisements are part of the pre-approved Shopper's Calculator program in the Wal-Mart supercenters. These direct costs are limited to the following actual out of pocket expenses:
     (1) the overlay; (2) manufacturing labor costs; (3) shipping; and (4) shrinkage associated with the "packaged" product. This does not cover any cost associated with the standard calculator. Documentation of any direct costs will be routinely provided to Wal-Mart.

                         Very truly yours,

                         /s/ Jon B. Comstock

                         Jon B. Comstock

JBC:cre

AGREED:

ADDvantage Media Group, Inc.


By:  /s/ Gary W. Young
     --------------------------
     Gary Young
     Executive Vice President

WAL-MART STORES, INC.


By:  /s/ Peggy Knight
     --------------------------
     Peggy Knight
     Director - Specialty Marketing


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